Exhibit 99.1

Abercrombie & Fitch Co. Announces Election of Arturo Nuñez to its Board of Director
Nuñez brings global, customer experience-focused marketing and management expertise across multiple industries

NEW ALBANY, Ohio, November 9, 2023: Abercrombie & Fitch Co. (NYSE: ANF), a leading, global omni-channel specialty retailer of apparel and accessories, today announced the election of Arturo Nuñez to its Board of Directors, effective November 7, 2023.

Mr. Nuñez, 56, is the founder and CEO of AIE Creative, a firm providing meaningful and immersive brand strategies and marketing experiences. Previously, he was the Chief Marketing Officer of Nu Holdings Ltd. (Nubank), a digital banking platform headquartered in Brazil, where he ran its global marketing efforts in Brazil, Mexico, and Colombia. He has also previously held leadership positions at Apple, Nike and the National Basketball Association, serving in marketing and general management roles across a number of markets. Mr. Nuñez currently serves on the board of directors for The Estée Lauder Companies Inc.

“We are pleased to welcome Arturo to Abercrombie & Fitch Co.’s Board of Directors. He brings decades of global business experience from top companies and brands, focused on connecting with and engaging customers around the world,” said Nigel Travis, Chairperson of the Board. “His expertise in marketing, branding, and retail innovation will be an asset to the Board and complement the company’s growth ambitions.” With Mr. Nuñez’s election, the Board of Directors expands to ten.

“I’m excited to join Abercrombie & Fitch Co.’s Board of Directors,” said Nuñez. “The company’s remarkable transformation in the retail industry, both in terms of business and culture, is nothing short of impressive. Collaborating with CEO Fran Horowitz, Nigel, the board and the management team, at this exciting juncture, is an opportunity I eagerly anticipate. I look forward to leveraging my global brand expertise to contribute to the company’s continued success,” he added.
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About Abercrombie & Fitch Co.:
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact: Mohit Gupta (614) 283-6751 Investor_Relations@anfcorp.com	Media Contact: Kate Wagner (614) 283-6192 Public_Relations@anfcorp.com